                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                         Page 1 of 16 Pages
--------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ___ )*

                        Copper Mountain Networks, Inc.
 -------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
 -------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  217510 10 6
                    ---------------------------------------
                                (CUSIP Number)

                                 May 13, 1999
                        -------------------------------
            (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                         Page 2 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON Technology Crossover Ventures II, L.P.
     See Item 2 for identification of General Partner
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
     (SEE INSTRUCTIONS)                                                 (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
                                                                 571,118(A)
 NUMBER OF       ---------------------------------------------------------------
  SHARES         6    SHARED VOTING POWER
BENEFICIALLY                                                           0(A)
  OWNED BY       ---------------------------------------------------------------
   EACH          7    SOLE DISPOSITIVE POWER
 REPORTING                                                       571,118(A)
  PERSON         ---------------------------------------------------------------
   WITH          8    SHARED DISPOSITIVE POWER
                                                                       0(A)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                   571,118(A)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [X]
     CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         2.6%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 622,755 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                         Page 3 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON  TCV II (Q), L.P.
     See Item 2 for identification of General Partner
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
     (SEE INSTRUCTIONS)                                                 (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              5       SOLE VOTING POWER
                                                                 439,082(A)
 NUMBER OF    ------------------------------------------------------------------
  SHARES      6       SHARED VOTING POWER
BENEFICIALLY                                                           0(A)
 OWNED BY     ------------------------------------------------------------------
   EACH       7       SOLE DISPOSITIVE POWER
 REPORTING                                                       439,082(A)
  PERSON      ------------------------------------------------------------------
   WITH       8       SHARED DISPOSITIVE POWER
                                                                       0(A)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                   439,082(A)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [X]
     CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         2.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 754,791 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                         Page 4 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON  TCV II Strategic Partners, L.P.
     See Item 2 for identification of General Partner
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
     (SEE INSTRUCTIONS)                                                 (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              5       SOLE VOTING POWER
                                                                  77,922 (A)
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6       SHARED VOTING POWER
BENEFICIALLY                                                            0(A)
  OWNED BY    ------------------------------------------------------------------
    EACH      7       SOLE DISPOSITIVE POWER
  REPORTING                                                       77,922 (A)
   PERSON     ------------------------------------------------------------------
    WITH      8       SHARED DISPOSITIVE POWER
                                                                        0(A)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                    77,922 (A)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [X]
     CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,115,951 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                         Page 5 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON  Technology Crossover Ventures II, C.V.
     See Item 2 for a list of General Partners
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
     (SEE INSTRUCTIONS)                                                 (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Netherlands Antilles
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              5       SOLE VOTING POWER
                                                                    87,199(A)
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6       SHARED VOTING POWER
BENEFICIALLY                                                             0(A)
  OWNED BY    ------------------------------------------------------------------
    EACH      7       SOLE DISPOSITIVE POWER
  REPORTING                                                         87,199(A)
   PERSON     ------------------------------------------------------------------
    WITH      8       SHARED DISPOSITIVE POWER
                                                                         0(A)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                    87,199(A)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [X]
     CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         0.4%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,106,674 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                         Page 6 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON  TCV II, V.O.F.
     See Item 2 for a list of Managing General Partners
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
     (SEE INSTRUCTIONS)                                                 (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Netherlands Antilles
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              5       SOLE VOTING POWER
                                                                  18,552(A)
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6       SHARED VOTING POWER
BENEFICIALLY                                                           0(A)
  OWNED BY    ------------------------------------------------------------------
    EACH      7       SOLE DISPOSITIVE POWER
  REPORTING                                                       18,552(A)
   PERSON     ------------------------------------------------------------------
    WITH      8       SHARED DISPOSITIVE POWER
                                                                       0(A)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                    18,552(A)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [X]
     CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         0.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,175,321 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                         Page 7 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON  Technology Crossover Management II, L.L.C.
      See Item 2 for a list of Managing Members
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [ ]
      (SEE INSTRUCTIONS)                                                (b) [X]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              5       SOLE VOTING POWER
                                                                 1,193,873
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6  SHARED VOTING POWER
BENEFICIALLY                                                             0
  OWNED BY    ------------------------------------------------------------------
    EACH      7  SOLE DISPOSITIVE POWER
  REPORTING                                                      1,193,873
   PERSON     ------------------------------------------------------------------
    WITH      8  SHARED DISPOSITIVE POWER
                                                                         0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                   1,193,873
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [X]
     CERTAIN SHARES (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                        5.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     OO
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                         Page 8 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON  Jay C. Hoag
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
     (SEE INSTRUCTIONS)                                                 (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S. Citizen
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              5       SOLE VOTING POWER
                                                                         0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6       SHARED VOTING POWER
BENEFICIALLY                                                     1,193,873
  OWNED BY    ------------------------------------------------------------------
    EACH      7       SOLE DISPOSITIVE POWER
  REPORTING                                                      1,193,873
   PERSON     ------------------------------------------------------------------
    WITH      8       SHARED DISPOSITIVE POWER
                                                                         0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                   1,193,873
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [ ]
     CERTAIN SHARES  G (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                        5.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                         Page 9 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON  Richard H. Kimball
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
     (SEE INSTRUCTIONS)                                                 (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S. Citizen
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
              5       SOLE VOTING POWER
                                                                         0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6       SHARED VOTING POWER
BENEFICIALLY                                                     1,193,873
  OWNED BY    ------------------------------------------------------------------
    EACH      7       SOLE DISPOSITIVE POWER
  REPORTING                                                      1,193,873
   PERSON     ------------------------------------------------------------------
    WITH      8       SHARED DISPOSITIVE POWER
                                                                         0
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                   1,193,873
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [ ]
     CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                        5.3%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                        Page 10 of 16 Pages
--------------------------------------------------------------------------------


  Item 1.
     (a) NAME OF ISSUER: Copper Mountain Networks, Inc. (the "Company")
     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 2470 Embarcadero Way, Palo Alto, California 94303.

Item 2.

     Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

I.
     (a) Technology Crossover Ventures II, L.P., a Delaware limited partnership ("TCV II, L.P."). The General Partner of TCV II, L.P. is Technology Crossover Management II, L.L.C., a Delaware limited liability company ("TCM II"). The sole Managing Members of TCM II are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball").

     (b)  575 High Street, Suite 400, Palo Alto, CA 94301
     (c)  Delaware
     (d)  Common Stock
     (e)  217510 10 6

II.
     (a) TCV II (Q), L.P., a Delaware limited partnership ("TCV II (Q)"). The General Partner of TCV II (Q) is TCM II.
     (b)  575 High Street, Suite 400, Palo Alto, CA 94301
     (c)  Delaware
     (d)  Common Stock
     (e)  217510 10 6

III.
     (a) TCV II Strategic Partners, L.P., a Delaware limited partnership ("TCV II Strategic Partners"). The General Partner of TCV II Strategic Partners is TCM II.
     (b)  575 High Street, Suite 400, Palo Alto, CA 94301
     (c)  Delaware
     (d)  Common Stock
     (e)  217510 10 6

IV.
     (a) Technology Crossover Ventures II, C.V., a Netherlands Antilles limited partnership ("TCV II, C.V."). The General Partners of TCV II, C.V. are TCM II and Technology Crossover Administrator II, N.V., a Netherlands Antilles corporation ("TCA II"). TCA II is ultimately controlled by Hoag and Kimball.
     (b)  Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
     (c)  Netherlands Antilles
     (d)  Common Stock
     (e)  217510 10 6

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                        Page 11 of 16 Pages
--------------------------------------------------------------------------------


V.
     (a) TCV II, V.O.F., a Netherlands Antilles general partnership ("TCV II, V.O.F."). The Managing General Partners of TCV II, V.O.F. are TCM II and TCA II.
     (b)  Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
     (c)  Netherlands Antilles
     (d)  Common Stock
     (e)  217510 10 6

VI.
     (a) Technology Crossover Management II, L.L.C., a Delaware limited liability company.
     (b)  575 High Street, Suite 400, Palo Alto, CA 94301
     (c)  Delaware
     (d)  Common Stock
     (e)  217510 10 6

VII.
     (a)  Jay C. Hoag
     (b)  575 High Street, Suite 400, Palo Alto, CA 94301
     (c)  U.S. citizen
     (d)  Common Stock
     (e)  217510 10 6

VIII.
     (a)  Richard H. Kimball
     (b)  575 High Street, Suite 400, Palo Alto, CA 94301
     (c)  U.S. citizen
     (d)  Common Stock
     (e)  217510 10 6

     Item 3.

     Not Applicable

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                        Page 12 of 16 Pages
--------------------------------------------------------------------------------


     Item 4.

     (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:



                                     Common Stock                                              Dispositive
                                     ------------                                              -----------
       Filing Person              Beneficially Owned      % of Class(1)      Voting Power         Power
       -------------              ------------------      -------------      ------------         -----

TCV II, L.P. (2)                           571,118             2.6%              sole             sole

TCV II (Q)  (2)                            439,082             2.0%              sole             sole

TCV II Strategic Partners (2)               77,922             0.3%              sole             sole

TCV II, C.V. (2)                            87,199             0.4%              sole             sole

TCV II, V.O.F.(2)                           18,552             0.1%              sole             sole

TCM II                                   1,193,873             5.3%              sole             sole

Hoag (3)                                 1,193,873             5.3%            shared             sole

Kimball (3)                              1,193,873             5.3%            shared             sole

____________________________________
     (1) All percentages in this table are based on the 22,387,005 shares of Common Stock of the Company outstanding, as reported in the Company's prospectus filed with the Securities and Exchange Commission on May 13, 1999 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended.

     (2) Each noted entity (together, the ATCV II Funds@) is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM II, as sole General Partner of TCV II, L.P., TCV II
          (Q) and TCV II Strategic Partners and as Investment General Partner of TCV II, C.V. and TCV II, V.O.F., may also be deemed to have sole voting and investment power with respect to such securities. TCM II disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

     (3) Under the operating agreement of TCM II, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by the TCV II Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                        Page 13 of 16 Pages
--------------------------------------------------------------------------------


Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

Item 9.   NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.

Item 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                        Page 14 of 16 Pages
--------------------------------------------------------------------------------


     MATERIAL TO BE FILED AS EXHIBITS.
     --------------------------------

     The following exhibit was filed as Exhibit A to the Schedule 13D relating to the Common Stock of Digital Generation Systems, Inc. filed by the undersigned with the Securities and Exchange Commission on September 5, 1997 and is hereby incorporated herein by reference, as updated by Exhibit B hereto:

     Exhibit A - Statement Appointing Designated Filer and Authorized Signer dated September 5, 1997


     The following exhibit was filed as Exhibit B to the Schedule 13G relating to the Common Stock of PSW Technologies, Inc. filed by the undersigned with the Securities and Exchange Commission on October 23, 1998 and is hereby incorporated herein by reference:

     Exhibit B - October 23, 1998 Update to Exhibit A to the Designated Filer Statement

                                 SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 217510 10 6                                       Page 15 of 16 Pages
--------------------------------------------------------------------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated May 20, 1999

TECHNOLOGY CROSSOVER VENTURES II, L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     ---------------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV II (Q), L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     ---------------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV II STRATEGIC PARTNERS, L.P.,
a Delaware Limited Partnership

By:  /s/ Robert C. Bensky
     ---------------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER VENTURES II, C.V.,
a Netherlands Antilles Limited Partnership

By:  /s/ Robert C. Bensky
     ---------------------------------------------
     Robert C. Bensky, Authorized Signatory

TCV II, V.O.F.,
a Netherlands Antilles General Partnership

By:  /s/ Robert C. Bensky
     ---------------------------------------------
     Robert C. Bensky, Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C., a Delaware Limited Liability Company

By:  /s/ Robert C. Bensky
     ---------------------------------------------
     Robert C. Bensky, Authorized Signatory

Jay C. Hoag

By:  /s/ Robert C. Bensky
     ---------------------------------------------
     Robert C. Bensky, Authorized Signatory

                                 SCHEDULE 13G

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CUSIP No. 217510 10 6                                        Page 16 of 16 Pages
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Richard H. Kimball

By:  /s/ Robert C. Bensky
     ---------------------------------------------
     Robert C. Bensky, Authorized Signatory